Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL RESTRUCTURES BOARD OF DIRECTORS

RETAINS PARKMAN WHALING LLC AS FINANCIAL ADVISOR

New Orleans, Louisiana, February 23, 2009…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today announced its Board of Directors has reduced the size of the Board from eleven to seven, and accepted the resignations of four directors: John C. Bumgarner, Jr.; Harold D. Carter; Dr. Norman C. Francis and William R. Herrin, Jr.

EPL Chairman and CEO Richard A. Bachmann said, “We are grateful for the service and many contributions of John Bumgarner, Harold Carter, Dr. Norman Francis and Bob Herrin, who have stepped down in order to help adjust the size of the Board to better reflect the needs of the Company at this time. We also thank the many contributions of John Phillips, who was serving as our Director Emeritus prior to these reductions to our Board. ”

The Company also announced that it has retained Parkman Whaling LLC as its financial advisor to assist the Board and senior management in their ongoing and active exploration of a variety of strategic alternatives, including a potential recapitalization of the Company’s balance sheet, in light of the current economic downturn and lower commodity prices.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	estimated timing of production restoration;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2007 and Form 10-Q as of September 30, 2008, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts
Investors:
T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners, Ltd.

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jeremy Jacobs/Steve Frankel (212-355-4449)

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